FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Tracy Young
Vice President, Communications
800-818-1498

Team Health Holdings, Inc. Announces First Quarter 2013
Financial Results
2013 First Quarter Highlights

◦	Net revenue increased 20.3% to $575.9 million over the prior year first quarter

◦	Net earnings attributable to Team Health Holdings, Inc. ("Net earnings") were $18.2 million; $30.5 million after adjustments

◦	Diluted net earnings per share of $0.26; Adjusted EPS of $0.44

◦	Adjusted EBITDA increased 18.9% to $60.2 million

◦	2013 net revenue growth is projected to be between 13.0% and 14.0%, consistent with prior guidance

KNOXVILLE, Tenn. - April 30, 2013 - Team Health Holdings, Inc. ("TeamHealth" or the "Company") (NYSE: TMH), one of the largest providers of outsourced physician staffing solutions for hospitals in the United States, today announced results for its first quarter of 2013.
"We are pleased with our financial results for the first quarter of 2013. We delivered solid growth across revenue, operating cash flow, Adjusted EBITDA and Adjusted EPS," said TeamHealth Chief Executive Officer, Greg Roth.
"Our financial performance this quarter once again demonstrates the consistency of our approach to achieving our financial goals through three distinct areas of growth. Our three primary growth drivers, which include same contract, acquisitions and net contract growth, all contributed to our net revenue growth of over 20% for the quarter. Acquisitions contributed the largest component of our consolidated net revenue growth, as we benefited from transactions closed during both 2012 and the first quarter of

2013. Net new contract growth was the second largest contributor over the quarter, driven by strong performance in new contract sales. Finally, same contract revenue also contributed to growth during the quarter, driven primarily by an increase in estimated collections per visit and modest volume growth.
“Similar to other healthcare providers, we experienced a decline in volume growth during the first quarter following an early spike in the flu and very robust volume growth at the end of 2012. As we look ahead into the remainder of 2013, we anticipate the potential for softer utilization trends during the year and project that same contract revenue growth will be slightly below our typical expectations of 4% to 6%. However, we believe that we remain well positioned to achieve revenue and earnings growth in 2013 through all components of our business with a continued solid acquisition pipeline, as evidenced by our transaction in the Phoenix market this quarter, and ongoing opportunities for net new contract sales. These additional growth opportunities are supported by a solid and flexible balance sheet and outstanding liquidity. As a result, we continue to project full year 2013 annual net revenue growth of between 13% and 14% and Adjusted EBITDA margin of around 10.5%. As we have noted previously, because of the uncertainty around the criteria for hospital based physician participation and the potential benefits from Medicaid parity, we are not including in our 2013 guidance any potential financial benefit from Medicaid parity, but will report any revenue that may be realized in future quarters from this program.
“I would also like to take this opportunity to welcome Michael Snow as TeamHealth's President. Mike will play a key role in executing our strategy and his extensive healthcare experience will be an asset to our organization,” concluded Mr. Roth.
Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, "We are pleased with our start to 2013 and look forward to delivering strong operating and financial results for the remainder of the year. Our national infrastructure and strong physician leadership continue to drive operational improvements across our growing network of high quality affiliated providers, while making investments in patient safety, risk management, operational efficiency and customer satisfaction. As always, our priority is delivering the highest quality of patient care and our proprietary information technology systems and infrastructure investments enable us to help hospitals drive patient safety, operational efficiency and customer satisfaction goals."
2013 First Quarter Results
Net revenue increased 20.3% to $575.9 million from $478.7 million in the first quarter of 2012. Acquisitions contributed 12.9%, new contracts, net of terminations, contributed 5.2%, and same contracts contributed 2.2% of the increase in quarter-over-quarter growth in net revenue.
Same contract revenue increased $10.6 million, or 2.4%, to $457.1 million from $446.6 million in the first quarter of 2012. An increase of 2.4% in estimated collections on fee for service visits provided a 1.8%

increase in same contract revenue growth between quarters while a 1.1% increase in visits contributed 0.8% to the growth. Contract and other revenue constrained same contract revenue growth between quarters by 0.2%, due primarily to contract revenue reductions in the anesthesia and military divisions. Acquisitions contributed $61.7 million of revenue growth, and net new contract revenue increased by $25.0 million between quarters. No revenue has been recognized from the Medicaid parity program in the first quarter of 2013.
Reported net earnings were $18.2 million, or $0.26 diluted net earnings per share, compared to net earnings of $14.4 million, or $0.21 diluted net earnings per share, in the first quarter of 2012. The financial results for the first quarter of 2013 included $10.3 million ($6.5 million after-tax) of contingent purchase compensation expense and non-cash amortization expense of $8.9 million ($5.9 million after tax). Excluding these items, net earnings for the first quarter of 2013 would have been $30.5 million and Adjusted EPS would have been $0.44 per share. Financial results for the first quarter of 2012 included an increase in prior year liability loss reserves of $5.2 million ($3.1 million after tax), $6.3 million of contingent purchase compensation expense ($3.8 million after-tax) and non-cash amortization expense of $6.1 million ($3.8 million after-tax). Excluding these items, net earnings for the first quarter of 2012 would have been $25.2 million and Adjusted EPS would have been $0.37 per share. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share attributable to Team Health Holdings, Inc.
Cash flow provided by operations for the quarter increased to $37.7 million from $14.4 million in the first quarter of 2012. There were no contingent purchase payments made in the first quarters of 2013 or 2012. The $23.3 million increase in operating cash flow between quarters was principally due to an increase in profitability and a decrease in working capital funding requirements.
Adjusted EBITDA increased 18.9% to $60.2 million from $50.7 million in the first quarter of 2012, and Adjusted EBITDA margin was 10.5% compared to 10.6% for the same quarter in 2012. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings attributable to Team Health Holdings, Inc.
As of March 31, 2013, the Company had cash and cash equivalents of approximately $65.1 million and $250.0 million of available borrowings under its revolving credit facility (without giving effect to $6.0 million of undrawn letters of credit). The Company's total outstanding debt was $513.8 million as of March 31, 2013.

Conference Call
As previously announced, TeamHealth will hold a conference call tomorrow, May 1, 2013, to discuss its first quarter 2013 results at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-941-2068, or for international callers, 1-480-629-9712. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 4612281. The replay will be available until May 8, 2013.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call.
To learn more about TeamHealth, please visit the company's Web site at www.teamhealth.com. TeamHealth uses its Web site as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company's Web site and is readily accessible.

About TeamHealth
TeamHealth (Knoxville, Tenn.) (NYSE: TMH) is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through its 18 regional locations and multiple service lines, TeamHealth's approximately 8,900 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, urgent care, and pediatric staffing and management services to approximately 800 civilian and military hospitals, clinics, and physician groups in 47 states. For more information about TeamHealth, visit www.teamhealth.com.

Forward Looking Statements
Statements and information contained herein that are not historical facts and that reflect the current view of the Company about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the Company's future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed under the caption “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. The Company's “forward looking statements” speak only as of the date hereof and the Company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.
Non-GAAP Financial Measures Reconciliations
In this release we refer to Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS which are financial measures that are calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Adjusted EBITDA is defined as net earnings attributable to Team Health Holdings, Inc. before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table under “Adjusted EBITDA” below. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue. Adjusted EPS is defined as diluted earnings per share attributable to Team Health Holdings, Inc. excluding non-cash and other adjustments, including the impact of contingent purchase compensation expense and amortization expense relating to purchase accounting for historical acquisitions and the other adjustments shown in the table under “Adjusted Earnings Per Share.” For a reconciliation of each of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measure, we refer you to the tables under “Adjusted EBITDA” and “Adjusted Earnings Per Share,” respectively.

Team Health Holdings, Inc.
Consolidated Balance Sheets

	December 31, 2012	March 31, 2013
	(Unaudited) (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$41,240	$65,138
Accounts receivable, less allowance for uncollectibles of $337,049 and $351,402 in 2012 and 2013, respectively	363,779	373,450
Prepaid expenses and other current assets	38,051	32,748
Receivables under insured programs	31,371	28,523
Total current assets	474,441	499,859
Investments of insurance subsidiary	72,315	79,353
Property and equipment, net	49,166	47,960
Other intangibles, net	137,944	133,231
Goodwill	337,600	345,440
Deferred income taxes	31,599	33,610
Receivables under insured programs	47,886	47,761
Other	48,448	46,783
	$1,199,399	$1,233,997
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$25,046	$20,183
Accrued compensation and physician payable	180,127	163,226
Other accrued liabilities	132,115	133,107
Income tax payable	1,082	13,219
Current maturities of long-term debt	16,250	16,250
Deferred income taxes	39,489	39,223
Total current liabilities	394,109	385,208
Long-term debt, less current maturities	501,563	497,500
Other non-current liabilities	186,260	201,549
Shareholders' equity:
Common stock, ($0.01 par value; 100,000 shares authorized, 67,763 and 68,568 shares issued and outstanding at December 31, 2012 and March 31, 2013, respectively)	678	686
Additional paid-in capital	578,553	592,642
Accumulated deficit	(464,002)	(445,848)
Accumulated other comprehensive earnings	1,701	1,671
Team Health Holdings, Inc. shareholders' equity	116,930	149,151
Noncontrolling interest	537	589
Total shareholders' equity including noncontrolling interest	117,467	149,740
	$1,199,399	$1,233,997

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Team Health Holdings, Inc.
Consolidated Statements of Comprehensive Earnings

	Three Months Ended March 31,
	2012	2013
	(Unaudited)
	(In thousands, except per share data)
Net revenue before provision for uncollectibles	$840,424	$1,006,349
Provision for uncollectibles	361,762	430,404
Net revenue	478,662	575,945
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	371,585	452,769
Professional liability costs	22,308	18,656
General and administrative expenses (includes contingent purchase compensation expense of $6,343 and $10,258 in 2012 and 2013, respectively)	48,364	58,121
Other income	(1,455)	(1,281)
Depreciation	3,118	4,086
Amortization	6,116	8,873
Interest expense, net	3,557	3,799
Transaction costs	1,227	462
Earnings before income taxes	23,842	30,460
Provision for income taxes	9,418	12,254
Net earnings	14,424	18,206
Net earnings attributable to noncontrolling interest	—	52
Net earnings attributable to Team Health Holdings, Inc.	$14,424	$18,154

Net earnings per share of Team Health Holdings, Inc.
Basic	$0.22	$0.27
Diluted	$0.21	$0.26
Weighted average shares outstanding
Basic	65,567	68,000
Diluted	67,383	70,015

Other comprehensive income, net of tax:
Net change in fair value of investments, net of tax of $(172) and $(16) for 2012 and 2013 respectively	(318)	(30)
Comprehensive earnings	14,106	18,176
Comprehensive earnings attributable to noncontrolling interest	—	52
Comprehensive earnings attributable to Team Health Holdings, Inc.	$14,106	$18,124

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Team Health Holdings, Inc.
Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2012	2013
	(Unaudited) (In thousands)
Operating Activities
Net earnings	$14,424	$18,206
Adjustments to reconcile net earnings:
Depreciation	3,118	4,086
Amortization	6,116	8,873
Amortization of deferred financing costs	199	255
Equity based compensation expense	1,123	1,538
Provision for uncollectibles	361,762	430,404
Deferred income taxes	(1,526)	(2,261)
Loss on disposal or sale of equipment	22	79
Equity in joint venture income	(536)	(699)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(379,315)	(440,075)
Prepaids and other assets	4,640	7,395
Income tax accounts	9,935	12,137
Accounts payable	(2,205)	(4,577)
Accrued compensation and physician payable	(14,758)	(14,643)
Contingent purchase liabilities	6,343	8,888
Other accrued liabilities	(3,132)	(1,932)
Professional liability reserves	8,223	10,040
Net cash provided by operating activities	14,433	37,714
Investing Activities
Purchases of property and equipment	(2,909)	(3,370)
Sale of property and equipment	—	125
Cash paid for acquisitions, net	—	(12,000)
Purchases of investments by insurance subsidiary	(22,157)	(26,812)
Proceeds from investments by insurance subsidiary	21,848	19,727
Other investing activities	(2,000)	—
Net cash used in investing activities	(5,218)	(22,330)
Financing Activities
Payments on notes payable	(2,500)	(4,063)
Proceeds from revolving credit facility	149,800	—
Payments on revolving credit facility	(158,800)	—
Stock issuance costs	—	(476)
Payments of financing costs	(19)	(1)
Proceeds from exercise of stock options	2,642	12,228
Tax benefit from exercise of stock options	—	826
Net cash (used in) provided by financing activities	(8,877)	8,514
Net increase in cash and cash equivalents	338	23,898
Cash and cash equivalents, beginning of period	9,855	41,240
Cash and cash equivalents, end of period	$10,193	$65,138
Supplemental cash flow information:
Interest paid	$3,937	$3,827
Taxes paid	$958	$1,514

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Team Health Holdings, Inc.
Adjusted EBITDA

We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings attributable to Team Health Holdings, Inc. before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table below. We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EBITDA, management recognizes and considers the limitations of this measure. Adjusted EBITDA does not reflect certain cash expenses that we are obligated to make, and although depreciation and amortizations are non-cash charges, assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.
The following table sets forth a reconciliation of net earnings attributable to Team Health Holdings, Inc. to Adjusted EBITDA.

	Three Months Ended March 31,
	2012	2013
	(In thousands)
Net earnings attributable to Team Health Holdings, Inc.	$14,424	$18,154
Interest expense, net	3,557	3,799
Provision for income taxes	9,418	12,254
Depreciation	3,118	4,086
Amortization	6,116	8,873
Other income(a)	(1,455)	(1,281)
Contingent purchase compensation expense(b)	6,343	10,258
Transaction costs(c)	1,227	462
Equity based compensation expense(d)	1,123	1,538
Insurance subsidiary interest income	564	422
Professional liability loss reserve adjustments associated with prior years	5,165	—
Severance and other charges	1,071	1,661
Adjusted EBITDA	$50,671	$60,226

(a)	Reflects gain or loss on sale of assets, realized gains on investments, and changes in fair value of investments associated with the Company's non-qualified retirement plan.

(b)	Reflects expense recognized for estimated future contingent payments associated with acquisitions.

(c)	Reflects expenses associated with accounting, legal, due diligence and other transaction fees related to acquisition activity.

(d)	Reflects costs related to options and restricted shares granted under the Team Health Holdings, Inc. 2009 Stock Incentive Plan.

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Team Health Holdings, Inc.
Adjusted Earnings Per Share
(in thousands, except per share data)

We present Adjusted earnings per share attributable to Team Health Holdings, Inc. (“Adjusted EPS”) as a supplemental measure of our performance. We define Adjusted EPS as diluted earnings per share excluding non-cash and other adjustments, including the impact of contingent purchase compensation expense and amortization expense relating to purchase accounting for historical acquisitions. We present Adjusted EPS because we believe that it assists investors in understanding the impact of acquisition-related costs on our earnings per share and comparing our performance across operating periods on a consistent basis and provides additional insight into our core earnings performance. Adjusted EPS is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EPS, management recognizes and considers the limitations of this measure. Adjusted EPS does not reflect certain cash expenses that we are obligated to make, and although contingent purchase compensation expense and amortization expense are non-cash charges in the period reported, such charges reflect historical or future cash payments in conjunction with our acquisition transactions. In addition, other companies in our industry may calculate Adjusted EPS differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EPS should not be considered in isolation or as a substitute for net income, operating income, basic and diluted earnings per share, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

The following tables set forth a reconciliation of diluted earnings per share to Adjusted EPS (note that some totals may not add due to rounding).

	Three Months Ended March 31,
	2012		2013
Diluted weighted average shares outstanding	67,383		70,015
Net earnings and diluted net earnings per share attributable to Team Health Holdings, Inc., as reported	$14,424	$0.21	$18,154	$0.26
Adjustments:
Professional liability loss reserve adjustments associated with prior years, net of tax of $(2,050) for 2012	3,115	0.05	—	—
Contingent purchase compensation expense, net of tax of $(2,518) and $(3,766) for 2012 and 2013, respectively	3,825	0.06	6,492	0.09
Amortization expense, net of tax of $(2,330) and $(3,001) for 2012 and 2013, respectively	3,786	0.06	5,872	0.08
Net earnings and diluted earnings per share attributable to Team Health Holdings, Inc., as adjusted	$25,150	$0.37	$30,518	$0.44

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Team Health Holdings, Inc.
Revenue Analysis
The components of net revenue include revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended March 31,
	2012	2013
	(in thousands)
Same contracts:
Fee for service revenue	$331,473	$343,132
Contract and other revenue	115,078	114,002
Total same contracts	446,551	457,134
New contracts, net of terminations:
Fee for service revenue	18,964	26,415
Contract and other revenue	13,147	30,664
Total new contracts, net of terminations	32,111	57,079
Acquired contracts:
Fee for service revenue	—	39,385
Contract and other revenue	—	22,347
Total acquired contracts	—	61,732
Consolidated:
Fee for service revenue	350,437	408,932
Contract and other revenue	128,225	167,013
Total net revenue	$478,662	$575,945
The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Three Months Ended March 31,
	2012	2013
	(in thousands)
Fee for service visits and procedures:
Same contract	2,267	2,292
New and acquired contracts, net of terminations	179	378
Total fee for service visits and procedures	2,446	2,670